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Exhibit 10.8

THE MCLEODUSA INCORPORATED
EMPLOYMENT SECURITY SEVERANCE PLAN
(as amended by the First Amendment to the Plan, dated March 25, 2005 and the Second
Amendment to the Plan dated August 12, 2005)

        The McLeodUSA Incorporated Employment Security Severance Plan (the "Plan"), as set forth herein, is intended to provide guidelines for the provision of severance pay and benefits to eligible employees of McLeodUSA Incorporated following a Change in Control (as defined below). The sponsor of the Plan is McLeodUSA Incorporated.

        Section 1.    DEFINITIONS.    As hereinafter used:

          (a)   "Administrative Committee" means the committee appointed by the Company to administer the Plan, interpret the Plan, determine eligibility and perform other functions as further described herein. The Company may appoint or remove members of the Administrative Committee at any time and for any reason, in its discretion. Prior to a Change in Control, the Company may designate the members of the Administrative Committee to serve following a Change in Control, and may provide that the membership of such committee may not be changed by the Company following a Change in Control.

          (b)   A termination for "Cause" means a termination by the Company following an Employee's (i) engaging in a criminal act involving the Company; (ii) engaging in willful misconduct that is materially injurious to the Company, monetarily or otherwise; or (iii) breach of fiduciary duty involving personal profit including, without limitation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its affiliates or subsidiaries.

          (c)   "Bonus" means the higher of (i) the annual bonus paid or payable to the Employee in respect of the calendar year prior to the year in which the Severance Date occurs or (ii) the annual bonus paid or payable to the Employee in respect of the calendar year prior to the year in which the Change in Control occurs; provided, however, that in the event the Employee received a pro-rated Bonus in respect of any such calendar year, the Bonus for such year shall be deemed to be equal to such Bonus annualized to account for such pro-ration.

          (d)   "Change in Control" means the consummation of the first to occur of the following events: (i) a dissolution or liquidation of the Company; (ii) a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity; (iii) a sale of substantially all of the assets of the Company; (iv) any transaction (including, without limitation, a merger, consolidation or reorganization in which the Company is the surviving entity) that results in any person or entity (other than persons who are holders of stock of the Company at the time the Plan was approved by the stockholders and other than an Affiliate) owning 51 percent or more of the combined voting power of all classes of stock of the Company; or (v) a recapitalization or restructuring of the Company's material debt or equity, including, without limitation, a retirement of indebtedness involving the issuance by the Company of equity securities in consideration for the retirement of such indebtedness or a material modification of the terms of such indebtedness.

          (e)   "Company" means McLeodUSA Incorporated.

          (f)    "Disability" means an Employee's becoming eligible to receive benefits under (i) the applicable long term disability plan of the Company or (ii) Social Security (for an Employee who is not covered by a plan described in clause (i)).

          (g)   "Effective Date" means October 14, 2004.

          (h)   "Eligible Director Level Employee" means an Employee who, immediately prior to a Change in Control, held a position at the level of Director and participated in the Performance

  Bonus Plan, other than quota-bearing directors in the Sales organization (who shall not be considered Eligible Director Level Employees for purposes of the Plan).

          (i)    "Employee" means a person, domiciled in the United States, who is actively employed by the Company and who is, at the time of a Change in Control, a Director Level Employee or above, but excluding the individuals listed on Exhibit A hereto (which Exhibit may be changed from time to time, but which may not be changed following a Change in Control).

          (j)    "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

          (k)   "Good Reason" means a termination that occurs within the 60 day period following (i) a reduction in the Employee's annual base salary or target bonus opportunity as in effect immediately prior to the Change in Control or (ii) a requirement that the Employee work from a location that is more than 50 miles from the Employee's office location immediately prior to the Change in Control.

          (l)    "Performance Bonus Plan" means the plan pursuant to which the Compensation Committee of the Board of Directors of the Company approves certain annual performance goals and adopts associated target bonus levels for senior management, with minimum target bonus levels for participating Vice-Presidents and above set at 50% of base salary, and for participating Directors at 35% of base salary.

          (m)  "Qualifying Termination" means, except as otherwise determined by the Administrative Committee, the termination of an Employee's employment during the 18 month period immediately following a Change in Control other than a termination (i) due to the Employee's death, (ii) by the Company for Cause or due to the Employee's Disability or (iii) by the Employee (unless the termination of employment by the Employee is for Good Reason).

          (n)   "Salary" means the Employee's base annual salary as shown on the records of the Company and in effect immediately prior to the Change in Control (or if greater, such amount as the annual base salary may have been increased to thereafter). "Salary" does not include overtime, shift differential, bonus, commission or any other remuneration.

          (o)   "Severance Benefit" means the payments and benefits provided to Severance Eligible Employees pursuant to Section 2.

          (p)   "Severance Bonus" means with respect to

            (i)    a Vice President and Above Employee or Eligible Director Level Employee, the higher of such Employee's Target Bonus or Bonus (provided, however, that Severance Bonus with respect to Director Level Employees shall not be less than 35% of the Eligible Director Level Employee's Salary, or with respect to Vice President and Above Employees, shall not be less than 50% of such Employee's Salary), and

            (ii)   a Vice President—Wholesale -Sales or Mid-Market Sales, such Employee's Bonus.

          (q)   "Severance Date" means the date after the Effective Date on which an Employee experiences a Qualifying Termination.

          (r)   "Severance-Eligible Employee" means an Employee who has experienced a Qualifying Termination.

          (s)   "Target Bonus" means the Employee's annual target performance bonus amount in effect under the Performance Bonus Plan for the year in which the Change in Control occurs, without giving effect to any reduction thereto.

          (t)    "Vice President and Above Employee" means an Employee who, immediately prior to a Change in Control, held a position at the level of Vice President or above and participated in the Performance Bonus Plan, but does not include Vice Presidents—Wholesale Sales or Mid-Market Sales.

          (u)   "Vice President—Wholesale Sales or Mid-Market Sales" means an Employee who, immediately prior to a Change in Control, held a position at the level of Vice President—Wholesale Sales or Vice President—Mid-market Sales and participated in the $100,000 annual target bonus plan or successor plan.

          (v)   "WARN Act" means the Worker Adjustment and Retraining Notification Act.

        Section 2.    SEVERANCE BENEFITS.

          (a)   Severance Benefits. Each Severance Eligible Employee shall be entitled to receive severance pay as follows:

            (i)    Vice President and Above Employees and Vice President—Sales (Wholesale and Mid-Market) Employees. Each Vice President and Above Employee or Vice President—Sales (Wholesale and Mid-Market) Employee shall receive severance pay in a lump sum equal to twelve months of such Employee's Salary plus such Employee's Severance Bonus, to be paid within 10 days following the Qualifying Termination (subject to compliance with Section 2(d)).

            (ii)   Eligible Director Level Employees.    Each Eligible Director Level Employee shall receive severance pay in a lump sum equal to six months of such Employee's Salary plus such Employee's Severance Bonus, to be paid within 10 days following the Qualifying Termination (subject to compliance with Section 2(d)).

          (b)   Severance Pay Limitation.    Notwithstanding any provisions of the Plan to the contrary, in no event shall the total amount of severance pay for any Severance Eligible Employee equal or exceed the minimum amount that would cause the Severance Eligible Employee to be subject to an excise tax pursuant to the operation of Section 4999 of the Internal Revenue Code of 1986, as amended.

          (c)   Offset for Other Severance Payments or Benefits.    If the Company is obligated by law (including the WARN Act or any similar state or foreign law) or by contract or otherwise to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

          (d)   Release Required.    Notwithstanding anything in the Plan to the contrary, the payment of any amounts hereunder shall be subject to the execution by the Severance Eligible Employee (and failure to revoke) of a release of the Company and its affiliates, substantially in the form set forth in Exhibit B hereto.

        Section 3.    PLAN ADMINISTRATION.

          (a)   The Plan shall be interpreted, administered and operated by the Administrative Committee which shall have complete authority in its sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance Benefit, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan.

          (b)   All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Administrative Committee in accordance with the procedure for claims and appeals described in Section 5(h). Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by all parties in interest.

          (c)   The Administrative Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

          (d)   The Administrative Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Administrative Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses of the Administrative Committee and any experts the Administrative Committee may engage shall be borne by the Company.

        Section 4.    PLAN MODIFICATION OR TERMINATION.    The Plan may be amended or terminated solely by the Company at any time, in any manner and for any reason. Notwithstanding the foregoing, (i) the Plan may not be amended or terminated following a Change in Control and (ii) any termination of or amendments made to the Plan within the one year period prior to a Change in Control shall not be given effect if such termination or amendment has the effect of reducing benefits payable under the Plan, excluding Employees from participation in the Plan or is otherwise adverse to the interest of Plan participants.

        Section 5.    GENERAL PROVISIONS.

          (a)   Nothing herein contained shall be construed as a contract of employment between the Company and any person, or be deemed to give any Employee the right to continue in the service of the Company for any period of time. Nothing herein shall be deemed to interfere with the right of the Company to discharge any Employee at any time, with or without cause, nor shall it interfere with the Employee's right to terminate his service at any time.

          (b)   Except as otherwise provided herein or by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee. When a payment is due under this Plan to an Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative. The payment to such person shall constitute a full discharge of the Company's obligations hereunder.

          (c)   The Severance Benefits provided for in this Plan are not vested benefits and the Plan shall not be funded. No Employee shall have any right to or interest in any assets of the Company pursuant to this Plan. All Severance Benefits provided to a Severance Eligible Employee under the Plan shall be paid from the general assets of the Company and the status of a Severance Eligible Employee's claim to any Severance Benefit shall be the same as the status of a claim against the Company by any general and unsecured creditor. No person can look to, or have any claim against, any Company officer, director, employee or agent as an individual for payment of any Severance Benefit payable under the Plan.

          (d)   If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included. Moreover, if any provision of the Plan shall be held unenforceable or invalid by reason of its scope, such provision shall be deemed to be modified to the extent necessary to render the provision valid and enforceable.

          (e)   The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b). The Company intends that this Plan constitute a "welfare plan" as such term is defined under ERISA. The Plan shall be governed by and construed in accordance with the preceding. To the maximum extent permitted by ERISA or other federal law, the provisions of the Plan shall be construed in accordance with the laws of the State of Delaware. Headings and subheadings have been added for convenience of reference and shall have no substantive effect whatsoever.

          (f)    Amounts payable pursuant to the Plan shall not constitute compensation for purposes of any other plan, program or policy of the Company or any of its affiliates.

          (g)   Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

    To the Company:

    McLeodUSA Incorporated
    McLeodUSA Technology Park
    PO Box 3177
    Cedar Rapids, IA 52406-3177
    Attn: General Counsel

          (h)   The Company shall have the right to take such action as it deems necessary or appropriate to satisfy any requirement under federal, state or other law to withhold or to make deductions from any amount of severance pay or other payment or benefit provided pursuant to the Plan.

          (i)    In the event of a claim by an Employee with respect to benefits or denial of benefits hereunder, such Employee shall, not later than thirty (30) days after the occurrence of the events giving rise to such claim, present the reason for his or her claim in writing to the Administrative Committee. The Administrative Committee shall, within sixty (60) days after receipt of such written claim, send a written notification to the Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Employee may appeal the denial of his or her claim. In the event an Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Administrative Committee within sixty (60) days after receipt of such denial. Such Employee (or his or her duly authorized legal representative) may, upon written request to the Administrative Committee, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Administrative Committee shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

          (j)    The Plan shall be effective as of the Effective Date and shall remain in effect unless and until terminated pursuant to Section 4.

          (k)   Notwithstanding anything to the contrary contained herein, if an individual who, as of August 12, 2005 is an Employee for purposes of the Plan experiences a Qualifying Termination (without giving effect to any requirement in the Plan that a Change in Control shall have occurred) prior to the occurrence of a Change in Control then such Employee shall be entitled to receive a Severance Benefit and for purposes of determining the Severance Benefit, a Change in Control shall be deemed to have occurred on August 12, 2005.

        Notwithstanding the provisions of Section 4, neither the Plan nor this Section 5(k) may be amended or terminated in a manner which has the effect of reducing or eliminating the benefits provided to the applicable Employees pursuant to the application of the preceding sentence.

EXHIBIT A

List of Excluded Employees

None as of August 12, 2005

EXHIBIT B

GENERAL RELEASE

        This Agreement and General Release (the "Release Agreement") by [EMPLOYEE] ("Employee") is effective as of [DATE], pursuant to the requirements of Section 2(d) of the McLeodUSA Incorporated Employment Security Severance Plan (the "Plan").

          1.     In consideration of Employee's execution and compliance with the terms and conditions of this Release Agreement, McLeodUSA Incorporated (the "Company") shall pay to Employee the amounts due to Employee pursuant to the Plan (the "Payments"). The Payments shall be made within 10 days following the Effective Date of this Release Agreement (as defined in paragraph 5 below).

          2.     Employee acknowledges that the Payments are in lieu of and in full satisfaction of any severance or similar amounts that might otherwise be payable under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company or any of its affiliates. Employee expressly agrees that following Employee's receipt of the Payments, the Company shall have no further obligations to him, and that Employee shall have no right to any other severance or similar payments or benefits from the Company or its affiliates, with respect to Employee's employment with the Company or the separation thereof.

          3.     Employee voluntarily, knowingly and willingly releases and forever discharges the Company and all of its parents, subsidiaries and affiliates, together with all of their respective past and present stockholders, agents, officers, employees, directors, successors and assigns (collectively, the "Releasees"), from and against any and all claims, charges, damages, lawsuits, actions, causes of action and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, which against them Employee or Employee's executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date Employee signs this Release Agreement, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release"). This Release includes, but is not limited to, any rights or claims relating in any way to Employee's employment relationship with the Company or any of the Releasees, or the termination thereof, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local statutes, including but not limited to, the Iowa Civil Rights Act, or the common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Employee and the Company or any of the Releasees. Employee represents that Employee has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the other Releasees, arising out of or relating to any of the matters set forth in this paragraph. Employee further agrees that Employee will not be entitled to any personal recovery in any action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this paragraph, excepting those which may arise after the date hereof, or with respect to the Company's obligations under the Plan.

          4.     Employee acknowledges that Employee has carefully read this Release Agreement and fully understands all of its terms. Employee is signing this Release Agreement voluntarily and with full knowledge of its significance and acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this Release Agreement. Employee further acknowledges that Employee is receiving consideration for Employee's execution of this Release Agreement pursuant to the Plan in addition to anything of value to which Employee already is entitled. Employee acknowledges that such Payments are expressly conditioned upon Employee's execution of this Release Agreement. Employee further understands that Employee has twenty-one (21) days from the original date of presentment of this Release Agreement (set forth below) to consider whether or not to execute this Release Agreement, although Employee may elect to sign it sooner.

          5.     Employee shall have a period of seven (7) days after signing this Release Agreement to revoke Employee's consent hereto, which revocation must be in writing to the undersigned, and this Release Agreement shall not become effective until after this time period has passed (the "Effective Date"). Employee understands that if Employee revokes such consent within such seven (7) day period, all of the Company's obligations to Employee under the Plan will immediately cease, and the Company will not be required to make the Payments to Employee.

          6.     Notwithstanding any other provision in this Release Agreement, Employee agrees that Employee remains bound, and shall continue to abide, by any non-competition and confidentiality obligations which Employee may otherwise have to the Company and/or its affiliates. A copy of such agreement is attached hereto.

          7.     The provisions of this Release Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Moreover, if any one or more of the provisions of this Release Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

          8.     This Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

          9.     For purposes of this Release Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered, 24 hours after sent by overnight courier, or upon receipt of mail by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or fax, addressed as follows:

    If to the Company:

    McLeodUSA Incorporated
    McLeodUSA Technology Park
    P.O. Box 3177
    Cedar Rapids, IA 52406
    Fax:(319)790-7901
    Attention: General Counsel

    If to Employee:

    At the address on file for the Employee at the Company

  or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          10.   This Release Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the parties hereto. No provision of this Release Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by Employee and the Company.

        IN WITNESS WHEREOF, Employee has hereunder caused this Release Agreement to be duly executed and delivered in their names and on their behalf.

Date of original presentment: [DATE]

[EMPLOYEE]

Agreed: ________________

Date of signing: ______________

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  Exhibit 10.8
THE MCLEODUSA INCORPORATED EMPLOYMENT SECURITY SEVERANCE PLAN (as amended by the First Amendment to the Plan, dated March 25, 2005 and the Second Amendment to the Plan dated August 12, 2005)
EXHIBIT A
EXHIBIT B GENERAL RELEASE